Exhibit 21.1

TriMas Corporation Subsidiary List

In accordance with Item 601(b)(21)(ii) of Regulation S-K, the following list of subsidiaries of TriMas Corporation excludes certain subsidiaries that, considered in the aggregate as a single subsidiary, did not constitute a significant subsidiary (as defined in Rule 1-02(w) of Regulation S-X) at December 31, 2024.

Subsidiary name	Jurisdiction of incorporation or organization
Aarts Packaging B.V.	Netherlands
Affaba & Ferrari S.r.L	Italy
Allfast Fastening Systems, LLC	California
Arrow Engine Company	Delaware
Haining Rieke Packaging Systems Co., Ltd.	China
Intertech Medical, LLC	Colorado
Intertech Plastics, LLC	Colorado
Mac Fasteners, Inc.	Kansas
Martinic Engineering, Inc.	California
Monogram Aerospace Fasteners, Inc.	Delaware
Norris Cylinder Company	Delaware
Omega Plastics, Inc.	Michigan
Plastic S.r.L.	Italy
Rapak, LLC	Delaware
Rieke de Mexico Manufacturing, S. de R.L. de C.V.	Mexico
Rieke do Brasil Embalagens Ltda.	Brazil
Rieke Germany Holdings GmbH	Germany
Rieke LLC	Indiana
Rieke Packaging India Private Limited	India
Rieke Packaging Systems Limited	United Kingdom
RSA Engineered Products, LLC	Delaware
Taplast S.r.L.	Italy
Taplast SK, s.r.o.	Slovakia
TFI Aerospace Corporation	Ontario

Certain companies may also use trade names or other assumed names in the conduct of their business.